FOR IMMEDIATE RELEASE
January 10, 2006	Media Contact: Andrea Smith
702-367-5843
Analyst Contact: Britta Carlson
702-367-5624
NEVADA POWER COMPANY FINALIZES PURCHASE OF
SILVERHAWK POWER PLANT
Las Vegas, NEV. — Nevada Power Company, a wholly-owned subsidiary of Sierra Pacific Resources (NYSE:SRP), announced today that it finalized its purchase of a 75 percent ownership interest in the Silverhawk Power Station from Pinnacle West Capital Corporation (NYSE:PNW), Pinnacle West Energy Corporation and GenWest LLC. Nevada Power paid a base purchase price of approximately $208 million for its stake in the facility.
Nevada Power announced the acquisition of the 560-megwatt natural gas fueled, combined-cycle generating unit in June 2005 and successfully cleared all regulatory requirements for the purchase as of December 2005.
The Southern Nevada Water Authority owns the remaining 25 percent interest in the Silverhawk power station.
Nevada Power Company is a regulated public utility engaged in the distribution, transmission, generation, purchase and sale of electric energy in the southern Nevada communities of Las Vegas, North Las Vegas, Henderson, Searchlight, Laughlin and their adjoining areas. The company also provides electricity to Nellis Air Force Base, the Department of Energy at Mercury and Jackass Flats at the Nevada Test Site. Nevada Power Company provides electricity to approximately 725,000 residential and business customers in a 4,500 square mile service area.
Headquartered in Nevada, Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Company, the electric utility for most of southern Nevada, and Sierra Pacific Power Company, the electric utility for most of northern Nevada and the Lake Tahoe area of California. Sierra Pacific Power Company also distributes natural gas in the Reno-Sparks area of northern Nevada. Other subsidiaries include the Tuscarora Gas Pipeline Company, which owns 50 percent interest in an interstate natural gas transmission partnership and several unregulated energy services companies.
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